PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Exhibit 99.1
FOR IMMEDIATE RELEASE
Brighthouse Financial Announces Fourth Quarter 2017 Results

•	Fourth quarter 2017 net income of $668 million, benefiting from the Tax Cuts and Jobs Act

•	Annuity sales grew 26 percent over the fourth quarter of 2016, driven by strong sales of Shield annuities

•	Variable annuity assets above CTE95 increased to $2.6 billion, driven by strong market performance
CHARLOTTE, NC, February 12, 2018 — Brighthouse Financial, Inc. ("Brighthouse Financial") (Nasdaq: BHF) announced today its financial results for the fourth quarter ended December 31, 2017.
Fourth Quarter 2017 Results
The company reported net income of $668 million in the fourth quarter of 2017, or $5.58 on a per share basis, compared to a net loss of $1,765 million in the fourth quarter of 2016. The company ended the fourth quarter of 2017 with stockholders' equity ("book value") of $14.5 billion, or $121.19 on a per share basis, and book value, excluding accumulated other comprehensive income ("AOCI"), of $13.1 billion, or $109.71 on a per share basis.

For the fourth quarter of 2017, the company reported adjusted earnings* (previously reported as operating earnings) of $992 million, or $8.28 on a per share basis. Results for the fourth quarter included a $947 million favorable impact, or $7.91 on a per share basis, primarily related to the re-measurement of the company's net deferred tax liability due to the enactment of the Tax Cuts and Jobs Act ("tax reform") during the quarter. Excluding the impact of tax reform, adjusted earnings for the quarter would have been $45 million, or $0.37 on a per share basis.

Adjusted earnings for the quarter also included $152 million of net unfavorable notable items, or $1.27 on a per share basis, including:

•	$53 million in unfavorable reserve adjustments from recaptured business, partially offset by reserve refinements, in the company's universal life with secondary guarantees ("ULSG") book of business;

•	$47 million in establishment costs related to planned technology and branding investments;

•	$38 million increase in reserves related to certain legacy non-retail, group annuity contracts administered by the company's former parent; and

•	$14 million unfavorable impact from tax items related to the company's separation from its former parent.
Annuity sales increased 26 percent quarter-over-quarter and 25 percent sequentially, primarily driven by sales of Shield annuities, which increased 74 percent quarter-over-quarter and 22 percent sequentially.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

“We are pleased with the sales performance of our annuity products in the quarter, and with the progress we have made in building Brighthouse Financial into a standalone company and a recognizable brand,” commented Eric Steigerwalt, president and chief executive officer, Brighthouse Financial. “As we continue to execute on our strategy in 2018, we believe our sales momentum and focus on expense management will serve as positive drivers towards achieving our goals.”

Key Metrics (Unaudited, dollars in millions except share and per share amounts)

	As of or for the Three Months Ended
	December 31, 2017		December 31, 2016
	Total	Per share	Total	Per share
Net income (loss)	$668	$5.58	$(1,765)	N/A
Adjusted earnings (1)	$992	$8.28	$(61)	N/A
Book value	$14,515	$121.19	$14,862	N/A
Book value, excluding AOCI	$13,140	$109.71	$13,597	N/A
Weighted average common shares outstanding - basic	119,773,106	—	N/A	N/A
Weighted average common shares outstanding - diluted	119,773,106	—	N/A	N/A
Ending common shares outstanding	119,773,106	—	N/A	N/A
Ending common shares outstanding - diluted	119,773,106	—	N/A	N/A

(1) The company uses the term "adjusted loss" throughout this news release to refer to negative adjusted earnings values.

* Information regarding the non-GAAP and other financial measures included in this news release and a reconciliation of such non-GAAP financial measures to the most directly comparable GAAP measures is provided in the Non-GAAP and Other Financial Disclosures discussion below as well as in the tables that accompany this news release and/or the Fourth Quarter 2017 Brighthouse Financial, Inc. Financial Supplement (which is available on the Brighthouse Financial Investor Relations web page at http://investor.brighthousefinancial.com). Additional information regarding notable items can be found on page 13 of this news release.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Results by Business Segment and Corporate & Other (Unaudited, in millions)

	For the Three Months Ended
Adjusted earnings	December 31, 2017	September 30, 2017	December 31, 2016
Annuities	$208	$355	$292
Life	$5	$6	$(24)
Run-off	$(80)	$83	$(349)
Corporate & Other	$859	$(1,120)	$20

Sales (Unaudited, in millions)

	For the Three Months Ended
	December 31, 2017	September 30, 2017	December 31, 2016
Annuities (1)	$1,341	$1,074	$1,067
Life	$3	$5	$33
(1) Annuities sales in the fourth quarter of 2017 include $203 million in sales of a fixed indexed annuity product sold by MassMutual, representing 90% of gross sales of that product.

Annuities
Adjusted earnings in the Annuities segment were $208 million in the current quarter, compared to adjusted earnings of $292 million in the fourth quarter of 2016 and adjusted earnings of $355 million in the third quarter of 2017.
There were no notable items in the current quarter. The fourth quarter of 2016 included $46 million of favorable notable items and the third quarter of 2017 included $142 million of favorable notable items. On a quarter-over-quarter basis, adjusted earnings reflect higher expenses and lower derivative net investment income. On a sequential basis, adjusted earnings reflect higher expenses.
As mentioned above, overall annuity sales increased 26 percent quarter-over-quarter and 25 percent sequentially, primarily driven by strong sales of Shield annuities, which increased 74 percent quarter-over-quarter and 22 percent sequentially.
Life
Adjusted earnings in the Life segment were $5 million in the current quarter, compared to an adjusted loss of $24 million in the fourth quarter of 2016 and adjusted earnings of $6 million in the third quarter of 2017.
There were no notable items in either the current quarter or in the fourth quarter of 2016. The third quarter of 2017 included $17 million of unfavorable notable items. Quarter-over-quarter life insurance product underwriting results, in the aggregate, were flat, reflecting elevated mortality that was offset by lower reinsurance costs. Resegmentation

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

activity between the Life and Run-off segments in the fourth quarter of 2016 makes quarter-over-quarter segment-level analysis between Life and Run-off less meaningful this period. On a sequential basis, adjusted earnings reflect unfavorable underwriting due to elevated mortality.
Life insurance sales were down, consistent with the company's strategy of migrating to simpler life insurance solutions and away from products such as participating whole life. The company expects life insurance sales to remain at similar levels over the next 12 to 18 months, as it revamps its life insurance business.
Run-off
The adjusted loss in the Run-off segment was $80 million in the current quarter, compared to an adjusted loss of $349 million in the fourth quarter of 2016 and adjusted earnings of $83 million in the third quarter of 2017.
The current quarter contains $91 million of unfavorable notable items, while the fourth quarter of 2016 included $399 million in unfavorable notable items. The third quarter of 2017 included $9 million in favorable notable items. As mentioned above, quarter-over-quarter life insurance product underwriting results, in the aggregate, were flat, reflecting elevated mortality that was offset by lower reinsurance costs. Resegmentation activity between the Life and Run-off segments in the fourth quarter of 2016 makes quarter-over-quarter segment-level analysis between Life and Run-off less meaningful this period. On a sequential basis, adjusted earnings reflect unfavorable underwriting due to elevated mortality coupled with higher expenses.
Corporate & Other
Corporate & Other had adjusted earnings of $859 million in the current quarter, compared to adjusted earnings of $20 million in the fourth quarter of 2016 and an adjusted loss of $1,120 million in the third quarter of 2017.
The current quarter contains $886 million of favorable notable items, primarily due to tax reform, while the fourth quarter of 2016 did not include notable items. The third quarter of 2017 included $1,104 million in unfavorable notable items, primarily related to a non-cash tax expense triggered prior to separation, recognized by the company's former parent. On a quarter-over-quarter basis, adjusted earnings reflect higher corporate expenses and lower net investment income. On a sequential basis, adjusted earnings reflect higher taxes.
Net Investment Income
On a quarter-over-quarter basis, net investment income decreased $16 million to $769 million, primarily from a reduction in the size of the securities lending program and a lower average asset base. On a sequential basis, net investment income in the quarter reflected a slight increase of $8 million.
The net investment income yield was 4.30 percent during the quarter.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Statutory Capital and Liquidity (Unaudited, in billions)

	As of
	December 31, 2017	September 30, 2017	December 31, 2016
Variable annuity assets above CTE95 (1)	$2.6	$2.3	N/A
Statutory combined total adjusted capital (2) (3)	$6.6	$6.6	$5.4
(1) Conditional Tail Expectation ("CTE") 95 is defined as the amount of assets required to satisfy contract holder obligations across market environments in the average of the worst 5 percent of 1,000 capital market scenarios over the life of the contracts ("CTE95").

(2) Represents combined results for Brighthouse Life Insurance Company, Brighthouse Life Insurance Company of NY and New England Life Insurance Company.
(3) Reflects preliminary statutory results as of December 31, 2017.

Capitalization

Holding company liquid assets were $655 million at December 31, 2017.

Statutory total adjusted capital on a preliminary basis remained at $6.6 billion.

Assets above CTE95 increased to $2.6 billion due to strong market performance in the quarter.

Earnings Conference Call
Brighthouse Financial plans to hold a conference call and audio webcast to discuss its financial results for the fourth quarter of 2017 at 8:00 a.m. Eastern Time on Tuesday, February 13, 2018.
To listen to the audio webcast via the internet, please visit the Brighthouse Financial Investor Relations webpage at http://investor.brighthousefinancial.com. To join the conference call via telephone, please dial (844) 358-9117 from within the U.S. or +1-209-905-5952 from outside the U.S.
A replay of the conference call will be made available until Friday, February 23, 2018 on the Brighthouse Financial Investor Relations webpage at http://investor.brighthousefinancial.com.

Non-GAAP and Other Financial Disclosures
Non-GAAP Financial Disclosures
In this news release, we present certain measures of our performance that are not calculated in accordance with generally accepted accounting principles in the United States of America ("GAAP"). We believe that these non-GAAP

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

financial measures enhance the understanding of our performance by highlighting the results of operations and the underlying profitability drivers of our business.
The following non-GAAP financial measures should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with GAAP:

Non-GAAP financial measures:	Comparable GAAP financial measures:
adjusted earnings	net income (loss)
adjusted revenues	revenues
adjusted expenses	expenses
adjusted earnings per common share	earnings per share
adjusted return on equity	return on equity
Reconciliations of these measures to the most directly comparable historical GAAP measures are included in this news release. These adjusted measures were previously referred to as operating measures.
Our definitions of the non-GAAP and other financial measures discussed in this news release may differ from those used by other companies. For example, as indicated below, we exclude guaranteed minimum income benefit ("GMIB") revenues and related embedded derivatives gains (losses) as well as GMIB benefits and associated DAC and value of business acquired ("VOBA") offsets from adjusted earnings, thereby excluding substantially all guaranteed minimum living benefit ("GMLB") activity from adjusted earnings.
Adjusted Earnings, Adjusted Revenues and Adjusted Expenses
Adjusted earnings, which may be positive or negative, is used by management to evaluate performance, allocate resources and facilitate comparisons to industry results. This financial measure focuses on our primary businesses principally by excluding the impact of market volatility, which could distort trends, as well as businesses that have been or will be sold or exited by us, referred to as divested businesses.
Provided below are the adjustments to GAAP revenues and GAAP expenses used to calculate adjusted revenues and adjusted expenses, respectively. Adjusted earnings, as presented in this news release, reflects adjusted revenues less adjusted expenses, both net of income tax.
The following are significant items excluded from total revenues, net of income tax, in calculating the adjusted revenues component of adjusted earnings:

•	Net investment gains (losses);

•
Net derivative gains (losses) except: earned income on derivatives that are hedges of investments or that are used to replicate certain investments, but do not qualify for hedge accounting treatment ("Investment Hedge Adjustments"); and

•	Amortization of unearned revenue related to net investment gains (loss) and net derivative gains (losses) and certain variable annuity GMIB fees ("GMIB Fees").(1)

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

The following are significant items excluded from total expenses, net of income tax, in calculating the adjusted expenses component of adjusted earnings:

•	Amounts associated with benefits and hedging costs related to GMIBs (“GMIB Costs”);(1)

•
Amounts associated with periodic crediting rate adjustments based on the total return of a contractually referenced pool of assets and market value adjustments associated with surrenders or terminations of contracts (“Market Value Adjustments”); and

•	Amortization of DAC and VOBA related to (i) net investment gains (losses), (ii) net derivative gains (losses), (iii) GMIB Fees and GMIB Costs and (iv) Market Value Adjustments.(1)
The tax impact of the adjustments mentioned is calculated net of the U.S. statutory tax rate, which could differ from our effective tax rate.
Consistent with GAAP guidance for segment reporting, adjusted earnings is also our GAAP measure of segment performance.
Adjusted Earnings per Common Share and Adjusted Return on Equity
Adjusted earnings per common share and adjusted return on equity are measures used by management to evaluate the execution of our business strategy and align such strategy with our shareholders’ interests.
Adjusted earnings per common share is defined as adjusted earnings for the period divided by the weighted average number of fully diluted shares of common stock outstanding for the period.
Adjusted return on equity is defined as total annual adjusted earnings on a four quarter trailing basis, divided by the simple average of the most recent five quarters of total stockholders’ equity, excluding AOCI.

(1) Collectively, amounts related to GMIB, excluding amounts recorded in NDGL, may be referred to as "GMIB adjustments".
Other Financial Disclosures
Book Value per Common Share, excluding AOCI
Brighthouse uses the term "book value" to refer to "stockholders' equity." Book value per common share is defined as ending stockholders' equity, including AOCI, divided by ending common shares outstanding - diluted. Book value per common share, excluding AOCI, is defined as ending stockholders' equity, excluding AOCI, divided by ending common shares outstanding - diluted.
Sales
Statistical sales information for Life sales is calculated using the LIMRA definition of sales for core direct sales, excluding company-sponsored internal exchanges, corporate-owned life insurance, bank-owned life insurance, and private placement variable universal life insurance. Annuity sales consist of 100 percent of direct statutory premiums, except for fixed indexed annuity sales distributed through MassMutual that consist of 90 percent of gross

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

sales. Annuity sales exclude company sponsored internal exchanges. These sales statistics do not correspond to revenues under GAAP, but are used as relevant measures of business activity.
Holding company liquid assets
Holding company liquid assets include liquid assets in Brighthouse Financial, Inc., Brighthouse Holdings, LLC, and Brighthouse Services, LLC. Liquid assets include cash and cash equivalents, short-term investments and publicly-traded securities excluding assets that are pledged or otherwise committed. Assets pledged or otherwise committed include amounts received in connection with derivatives and collateral financing arrangements.

Basis of Presentation
The information presented in this news release is derived from the consolidated financial statements of Brighthouse Financial, Inc. for periods subsequent to the separation from MetLife, Inc. that occurred on August 4, 2017, and is derived from the combined financial information of the MetLife U.S. Retail Separation Business for periods prior to the separation. The combined financial information was prepared in connection with the separation of a substantial portion of MetLife, Inc.’s former Retail segment as well as certain portions of its former Corporate Benefit Funding segment, and presents the combined results of operations and financial condition of certain former direct and indirect subsidiaries and certain of its current and former affiliates.

Forward-Looking Statements
This news release may contain information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “will,” “intend,” “plan,” “believe” and other words and terms of similar meaning, or are tied to future periods, in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, statements regarding the separation from MetLife, including the expected benefits thereof, the recapitalization actions, including the expected benefits thereof, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.
Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining the actual future results of Brighthouse, its subsidiaries and affiliates. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others: differences between actual experience and actuarial assumptions and the effectiveness of our actuarial models; higher risk management costs and exposure to increased counterparty risk due to guarantees within certain of our products; the effectiveness of our exposure management strategy and the impact of such strategy on net income volatility and

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

negative effects on our statutory capital; the additional reserves we will be required to hold against our variable annuities as a result of actuarial guidelines; a sustained period of low equity market prices and interest rates that are lower than those we assumed when we issued our variable annuity products; our degree of leverage following the separation due to indebtedness incurred in connection with the separation; the effect adverse capital and credit market conditions may have on our ability to meet liquidity needs and our access to capital; the impact of changes in regulation and in supervisory and enforcement policies on our insurance business or other operations; the effectiveness of our risk management policies and procedures; the availability of reinsurance and the ability of our counterparties to our reinsurance or indemnification arrangements to perform their obligations thereunder; heightened competition, including with respect to service, product features, scale, price, actual or perceived financial strength, claims-paying ratings, credit ratings, e-business capabilities and name recognition; changes in accounting standards, practices and/or policies applicable to us; the ability of our insurance subsidiaries to pay dividends to us, and our ability to pay dividends to our shareholders; our ability to market and distribute our products through distribution channels; the impact of the separation on our business and profitability due to MetLife’s strong brand and reputation, the increased costs related to replacing arrangements with MetLife with those of third parties and incremental costs as a public company; whether the operational, strategic and other benefits of the separation can be achieved, and our ability to implement our business strategy; whether all or any portion of the separation tax consequences are not as expected, leading to material additional taxes or material adverse consequences to tax attributes booked to us; the uncertainty of the outcome of any disputes with MetLife over tax-related matters and agreements including the potential of outcomes adverse to us that could cause us to owe MetLife material tax reimbursements or payments; the impact on our business structure, profitability, cost of capital and flexibility due to restrictions we have agreed to that preserve the tax-free treatment of certain parts of the separation; the potential material negative tax impact of proposed legislation that could decrease the value of our tax attributes, lead to increased RBC requirements and cause other cash expenses, such as reserves, to increase materially; whether the distribution will qualify for non-recognition treatment for U.S. federal income tax purposes and potential indemnification to MetLife if the distribution does not so qualify; our ability to attract and retain key personnel; and other factors described from time to time in documents that we file with the U.S. Securities and Exchange Commission (the “SEC”).
For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements included and the risks, uncertainties and other factors identified in the Preliminary Information Statement of Brighthouse Financial, Inc., subject to completion, dated June 30, 2017 included as Exhibit 99.1 to Amendment No. 5 to Brighthouse Financial, Inc.’s Registration Statement on Form 10, filed with the SEC on June 30, 2017 and in Brighthouse Financial, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the SEC on November 9, 2017, including under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Note Regarding Forward-Looking Statements” and “Risk Factors.” Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law. Please consult any further disclosures Brighthouse Financial, Inc. makes on related subjects in reports to the SEC.

About Brighthouse Financial, Inc.
Brighthouse Financial, Inc. (Nasdaq: BHF) is a major provider of annuities and life insurance in the U.S. Established by MetLife, our mission is to help people achieve financial security by offering essential annuity and life insurance

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

solutions designed to protect what they have earned and help ensure it lasts. Learn more at www.brighthousefinancial.com.

CONTACT

FOR INVESTORS David Rosenbaum (980) 949-3326 david.rosenbaum@brighthousefinancial.com	FOR MEDIA Tim Miller (980) 949-3121 tim.w.miller@brighthousefinancial.com

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Condensed Statements of Operations (Unaudited, in millions)

	For the Three Months Ended
Revenues	December 31, 2017	September 30, 2017	December 31, 2016
Premiums	$233	$236	$201
Universal life and investment-type product policy fees	963	1,025	939
Net investment income	769	761	785
Other revenues	322	93	255
Revenues before NIGL and NDGL	2,287	2,115	2,180
Net investment gains (losses)	6	21	(63)
Net derivative gains (losses)	(413)	(164)	(2,670)
Total revenues	$1,880	$1,972	$(553)

Expenses
Interest credited	$273	$279	$294
Policyholder benefits and claims	904	1,083	955
Amortization of DAC and VOBA	231	123	416
Interest expense	37	34	42
Other expenses	657	577	517
Total expenses	2,102	2,096	2,224
Income (loss) before provision for income tax	(222)	(124)	(2,777)
Provision for income tax expense (benefit)	(890)	819	(1,012)
Net income (loss)	$668	$(943)	$(1,765)

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Condensed Balance Sheets (Unaudited, in millions)

	As of
ASSETS	December 31, 2017	September 30, 2017	December 31, 2016
Investments:
Fixed maturity securities available-for-sale	$64,991	$63,565	$61,388
Equity securities available-for-sale	232	265	300
Mortgage loans, net	10,742	10,431	9,378
Policy loans	1,523	1,522	1,517
Real estate and real estate joint ventures	433	407	215
Other limited partnership interests	1,669	1,654	1,642
Short-term investments	312	1,149	1,288
Other invested assets	2,436	2,666	4,904
Total investments	82,338	81,659	80,632
Cash and cash equivalents	1,857	1,698	5,228
Accrued investment income	601	641	693
Reinsurance recoverables	12,763	12,727	13,455
Premiums and other receivables	762	864	1,192
DAC and VOBA	6,286	6,414	6,293
Current income tax recoverable	740	1,772	778
Other assets	588	647	616
Separate account assets	118,257	116,857	113,043
Total assets	$224,192	$223,279	$221,930

LIABILITIES, STOCKHOLDERS' EQUITY AND NONCONTROLLING INTERESTS
Liabilities
Future policy benefits	$36,616	$36,035	$33,372
Policyholder account balances	37,783	37,298	37,526
Other policy-related balances	2,985	2,964	3,045
Payables for collateral under securities loaned and other transactions	4,169	4,569	7,390
Long-term financing obligations:
Debt	3,612	3,615	810
Reserve financing	—	—	3,897
Deferred income tax liability	927	2,116	2,056
Other liabilities	5,263	5,994	5,929
Separate account liabilities	118,257	116,857	113,043
Total liabilities	209,612	$209,448	$207,068
Stockholders' Equity and Noncontrolling Interests
Common stock	1	1	—
Additional paid-in capital	12,432	12,418	—
Retained earnings	707	39	—
Shareholder's net investment	—	—	13,597
Accumulated other comprehensive income (loss)	1,375	1,308	1,265
Total stockholders' equity	14,515	$13,766	$14,862
Noncontrolling interests	65	65	—
Total stockholders' equity and noncontrolling interests	14,580	$13,831	$14,862
Total liabilities, stockholders' equity and noncontrolling interests	$224,192	$223,279	$221,930
For periods ending prior to the separation, stockholders' equity was previously reported as shareholder's net investment.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Reconciliation of Net Income (Loss) to Adjusted Earnings and Reconciliation of Net Income (Loss) per Common Share to Adjusted Earnings per Common Share (Unaudited, in millions except per share data)

	For the Three Months Ended
	December 31, 2017	September 30, 2017	December 31, 2016
Net income (loss)	$668	$(943)	$(1,765)
Adjustments from net income (loss) to adjusted earnings:
Less: Net investment gains (losses)	6	21	(63)
Less: Net derivative gains (losses)	(424)	(182)	(2,767)
Less: GMIB adjustments	(76)	(488)	179
Less: Market value adjustments	(3)	(1)	34
Less: Other	—	22	(3)
Less: Provision for income tax (expense) benefit on reconciling adjustments	173	361	917
Adjusted earnings	$992	$(676)	$(62)

Net income (loss) per common share	$5.58	$(7.87)	N/A
Less: Net investment gains (losses)	0.05	0.18	N/A
Less: Net derivative gains (losses)	(3.54)	(1.52)	N/A
Less: GMIB adjustments	(0.63)	(4.07)	N/A
Less: Market value adjustments	(0.02)	(0.01)	N/A
Less: Other	—	0.18	N/A
Less: Provision for income tax (expense) benefit on reconciling adjustments	1.44	3.01	N/A
Adjusted earnings per common share	$8.28	$(5.64)	N/A

Notable Items (Unaudited, in millions)

	For the Three Months Ended
NOTABLE ITEMS IMPACTING ADJUSTED EARNINGS	December 31, 2017	September 30, 2017	December 31, 2016
Actuarial assumption review and other insurance adjustments	$91	$(134)	$399
Establishment costs	47	31	—
Separation related transactions	14	1,073	(23)
Tax reform adjustment (1)	(947)	—	—
Other	—	—	(23)
Total notable items (2)	$(795)	$970	$353

NOTABLE ITEMS BY SEGMENT AND CORPORATE & OTHER
Annuities	$—	$(142)	$(46)
Life	—	17	—
Run-off	91	(9)	399
Corporate & Other	(886)	1,104	—
Total notable items (2)	$(795)	$970	$353

(1) The notable item for the three month period ended December 31, 2017 includes a reduction of $222 in a tax-related obligation to our former parent, MetLife, Inc.
(2) Notable items reflect the negative (positive) after-tax impact to adjusted earnings of certain unanticipated items and events, as well as certain items and events that were anticipated, such as establishment costs. The presentation of notable items is intended to help investors better understand the Company's results and to evaluate and forecast those results.